AMENDED AND RESTATED KELLANOVA SEVERANCE BENEFIT PLAN

INTRODUCTION

Kellanova (or, the “Company”) established the Kellanova Severance Benefit Plan (the “Plan”) to ease the financial burden on eligible terminated Employees as a result of sudden job loss. The Plan is designed to apply in situations where:

(a)Kellanova or any of its Affiliates (as defined below) terminates the employment of an eligible Employee due to:
1.A reduction in the work force;
2.The relocation of a Company facility or component within a Company facility;
3.The closing or sale of a Company facility;
4.Lack of work;
5.Elimination of the Employee’s position; or
6.Any other reason approved in the sole discretion of the Kellanova ERISA Administrative Committee (the “Committee”); or

(b)An eligible Employee resigns for Good Reason (as defined herein) or refuses to accept an offer of alternative employment (whether made by the Company or a buyer in a sale or divesture by the Company) that would trigger a right for the Employee to resign for Good Reason. A termination for one of the events described in (a) and (b) above is referred to herein as an “Eligible Termination.”

For purposes of clarity and to avoid confusion, the spin-off of the Company’s North American cereal business to WK Kellogg Co (sometimes referred to as “WKKC”) is not an Eligible Termination, including individuals who transfer from Kellanova to WKKC after the date of the spin-off.

This document sets forth the terms of the Plan that originally became effective as of August 1, 2024, as further amended and restated as of October 1, 2024 (the “Amendment Effective Date”), and, except as provided herein, supersedes and replaces all prior severance, workforce reduction or similar policies or programs that may have been applicable to eligible Employees of Kellanova or any of its Affiliates in effect before that date. Notwithstanding the foregoing, the terms of the Plan in effect before the Amendment Effective Date shall continue to apply for Employees who were informed by the Company of their termination of employment and related benefits under the Plan in effect on or before the day immediately preceding the Amendment Effective Date.

For purposes of the Plan, (a) “Affiliates” means any subsidiary of which Kellanova owns, directly or indirectly, at least 80% of the voting equity; provided, however, that the Committee may, from time to time in its sole discretion, exclude certain Affiliates from participation in the Plan. WKKC and its directly owned subsidiaries are specifically excluded from the Plan; and (b) “Company” means Kellanova together with its Affiliates that participate in the Plan.

The Plan is intended to constitute an “employee welfare benefit plan” as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

It shall be administered and interpreted in all respects consistent with this intent. This document constitutes the summary plan description and plan document for the Plan.

PARTICIPATION IN THE PLAN

Eligible Employees

Each regular non-union U.S. Employee (including non-union production Employees) who works on a “full- time” or “part-time” basis for Kellanova or any of its Affiliates that participate in the Plan (an “Employee,” and the entity which employs an Employee is the Employee’s “Employer”) may be eligible for severance benefits under the Plan if the Employee satisfies all of the conditions set forth in the Plan.

For purposes of Plan eligibility, “full-time basis” means the Employee is actively employed by the Company and is classified as “full-time” based on the Employer’s definition of full-time. In circumstances where a full-time Employee’s normal work schedule has been reduced to accommodate the Employee’s bona fide health condition or disability, the Employee will be considered to be employed on a “full-time basis” for purposes of Plan eligibility.

For purposes of Plan eligibility, “part-time basis” means the Employee is actively employed by the Company to work on a part-time basis (minimum 20 hours per week) and not on a temporary or summer- only basis (e.g., co-op students, on-call special projects).

Each Employee who works on a full-time or part-time basis must be specifically designated as such by the Employee’s Employer to be eligible for severance benefits under the Plan. Only common-law Employees who are paid from the regular payroll of the Company are eligible for benefits from the Plan.

An Employee on an approved leave of absence at the time of a Company-initiated action that would otherwise result in the Eligible Termination of his or her employment will be considered for severance benefits under the Plan at the conclusion of the approved leave. At such time, the individual must meet all of the necessary prerequisites to return to active employment under the terms of the approved leave and must also satisfy the eligibility requirements of the Plan in order to be eligible to receive severance benefits.

Excluded Employees

The following individuals are specifically excluded from eligibility under the Plan:

1.Employees whose terms and conditions of employment are governed by a collective bargaining agreement;

2.Individuals who, as of the date of their employment termination, are receiving benefits under a Company-sponsored long term disability program or disability retirement benefits under any Company-sponsored retirement plan;

3.Temporary employees who have not been designated by the Company as regular full-time or part-time Employees;

4.Any individuals who have signed an agreement, or otherwise agreed, to provide services to the Company as an independent contractor;

5.Leased employees compensated through a leasing entity;

6.Any individual who has contractually waived, directly or indirectly, his or her rights to receive benefits under the Plan;

7.Any Employees who are on probationary status;

8.Any Employee of WKKC or any of its directly owned subsidiaries;

9.Any Employee who is designated as a Part-Time Merchandiser; and

10.Any Employee who is designated as a Perimeter Display Specialist.

Termination of Participation

Except as specifically provided elsewhere in this document, an Employee’s eligibility for severance benefits under the Plan will cease on the date the Employee terminates employment with the Company.

Conditions for Severance Benefits

Subject to the provisions set forth above, an eligible Employee may receive severance benefits if he or she meets all of the following conditions:

1.The eligible Employee’s employment with the Company ends in an Eligible Termination. Notwithstanding anything to the contrary in this Plan, an Eligible Termination will not exist if the eligible Employee is terminated for any of the reasons listed under the “Employees Not Eligible to Receive Severance Benefits” section of this document;

2.The Employee properly executes and submits to the Company a severance agreement which includes a form of release of claims (a “Severance Agreement and Release of Claims”) which is presented to him or her by the Company, within the time period specified, and does not thereafter revoke the Severance Agreement and Release of Claims. For all Employees at Level 6 and above and for Employees below Level 6 who have access to Company confidential information, including but not limited to, trade secrets, customer information, or other confidential or proprietary information, the Severance Agreement and Release of Claims shall include a covenant not to compete that contains a time limit, geographic limitations, and limitations on the activities in which the Employee can engage, as determined by the Company commensurate with the Employee’s job duties and responsibilities during the 12-month period preceding the Employee’s last day of active employment and considering, among other factors, the Employee’s access to Company confidential information, including but not limited to, trade secrets, customer information and other confidential or proprietary information. The Severance Agreement and Release of Claims shall also contain covenants not to solicit the Company’s employees or customers or disparage the Company and other covenants and representations as determined by the Company in its sole discretion;

3.The Employee remains an active Employee of the Company until the ultimate date established by the Company as the Employee’s termination of employment, unless the termination is due to a resignation by the eligible Employee for Good Reason;

4.As requested by the Company, the Employee assists with the transition of his or her job duties and responsibilities to one or more individuals (which assistance may include the participation in telephonic or in-person conferences from time to time, after the Employee’s termination of employment);

5.The Employee complies with all policies and procedures of the Company (including policies related to the protection of confidential information and the return of Company property) through the date of the Employee’s termination of employment with the Company, including through the payment date of any severance benefit; and

6.The Employee assigns to the Company any patent applications filed during the Employee’s employment with the Company on a form acceptable to the Company.

Severance payments under the Plan are extra compensation to eligible Employees, not compensation that the Company is required to pay outside of the Plan. Therefore, a severance payment will be provided as consideration for the Employee’s execution of and compliance with the Severance Agreement and Release of Claims and any other agreement with the Company, and for the Employee’s cooperation in the Company’s transition efforts as described in item 4 above.

Employees Not Eligible to Receive Severance Benefits

The following individuals are not eligible to receive severance benefits under the Plan:

1.An Employee who refuses to accept an offer of alternative employment from the Company that would not trigger a right for the Employee to resign for Good Reason;

2.An Employee who accepts any offer of alternative employment with the Company (including a corporate relocation assignment) that does not trigger a right for the Employee to resign for Good Reason;

3.An Employee involved in the following activities: theft of Company property, workplace violence or intentional falsification of Company records;

4.An Employee whose employment is terminated for “cause,” as determined in the sole discretion of the Committee. For purposes of the Plan, “cause” means the Employee’s employment with the Company is terminated because of (a) the Employee’s willful engagement in conduct relating to the Employee’s employment with the Company for which either criminal or civil penalties may be sought; (b) the Employee’s deliberate disregard of any Company policy, including the Company’s insider trading policy, or the Company’s code of conduct; (c) the Employee’s acceptance of employment with or service as a consultant or advisor to an entity or person that is in competition with or acting against the interests of the Company; (d) the Employee’s disclosure or misuse of confidential information or material concerning the Company; (e) the Employee’s willful engagement in gross misconduct pursuant to which the Company has suffered a loss; or (f) the Employee’s willful and continued refusal to substantially perform the Employee’s then current duties at the Company in any material respect.

5.Unless otherwise provided in an agreement relating to the Employee’s termination from the Company, in the case of a sale or divesture by the Company (including, but not limited to, the sale or divestiture of a Company facility or business), an Employee who is offered employment by the buyer that does not trigger a right for the Employee to resign for Good Reason;

6.An Employee who voluntarily terminates employment without Good Reason or retires;

7.An individual who enters into a consultative arrangement with the Company which provides for compensation during the consulting period;

8.An Employee who is a Senior Executive who incurs an involuntary termination of employment in connection with a change in control of Kellanova or any Affiliate, as determined by the Committee; and

9.An Employee deemed ineligible for any other reason in the Committee’s sole discretion.

For purposes of the Plan, Good Reason means the occurrence of one or more of the following events without an eligible Employee’s consent, unless such event is fully corrected by the Company within 30 days following the Company’s receipt of written notification from the Employee of the occurrence of any of the following events (which notice must be provided to the Company within 30 days following the applicable event) and provided that the Employee actually terminates his or her employment with the Company after the Company’s failure to fully correct such occurrence after the Company’s aforementioned 30-day cure period: (i) a reduction in the Employee’s base salary or hourly wage rate; or (ii) a mandatory relocation of the geographic location of the Employee’s principal place of employment by more than 50 miles that is implemented by the Company. In addition, an offer of employment with WKKC or any of its Affiliates in connection with the spin-off of Kellanova’s North American cereal business to WKKC, whether before or after the spin-off, will not constitute Good Reason.

HOW THE PLAN WORKS

Nature of Severance Payments

An eligible Employee will be entitled to receive a lump-sum severance payment in accordance with the then-current payroll practice in the same manner (such as by direct deposit) as he or she had previously received base pay or base salary. The severance payment will be made as of the first payroll period following the expiration of the revocation period (or as soon as administratively feasible thereafter) for the Employee’s executed Severance Agreement and Release of Claims (or as soon as administratively feasible thereafter); in the event that the period for execution of the Severance Agreement and Release of Claims spans two calendar years, payment of the severance payment will be made in the second calendar year. The severance payment will not be considered “compensation” or otherwise included for benefit calculation purposes under any retirement plan of the Company.

Forfeiture/Clawback/Return of Benefits

If the Company determines that an Employee or former Employee has breached any term contained in the Employee’s Severance Agreement and Release of Claims or in any other agreement with the Company, the Employee shall forfeit any then-unpaid portion of the Employee’s severance benefits hereunder and will be required to repay to the Company any severance benefits previously paid to such Employee or former Employee. Such amount to be repaid shall be immediately due and payable without notice and the Employee or former Employee shall be liable for all expenses, including costs and attorney fees, incurred by the Company in connection with recovery of amounts due to the Company as a result of such breach. The Company may offset the amount of such severance benefits to be repaid from sums otherwise due to the Employee (such as any non-qualified retirement plan payments).

AMOUNT OF SEVERANCE PAY

The total lump-sum payment amount of an eligible Employee’s severance payment will be based on the Employee’s current pay grade and weeks of pay determined by years of Service as of the Employee’s termination of employment, as set forth below, but reduced by the number of weeks of severance pay the Employee previously received under any prior version of the Plan (or any other similar plan maintained by the Company or any Affiliate), if any:

1.Level 1 - 3: One Week of Pay for each year of Service (subject to a minimum of six weeks and a maximum of 26 weeks).1

2.Level 4 - 5: 1.5 Weeks of Pay for each year of Service (subject to a minimum of 16 weeks and a maximum of 39 weeks).

3.Level 6+: two Weeks of Pay for each year of Service (subject to a minimum of 26 weeks and a maximum of 52 weeks).

4.Senior Executives and Chief Executive Officer: Two years (104 Weeks) of Pay, provided that the actual Plan benefit of the Chief Executive Officer and each Senior Executive including, but not limited to, the amount of severance pay, and the terms and conditions for receipt of the benefit is subject to the review and approval of the Compensation and Talent Management Committee of the Company’s Board of Directors.

An eligible Employee may receive severance benefits in addition to those described in this document only with the written approval of the Company’s Chief Human Resources Officer and the Company’s Chief Legal Officer.

1 Level 1-3 includes all non-union hourly employees who have not otherwise been specifically designated a level.

Offsets

Nothing in this Plan shall be construed to provide separation pay or benefits that are duplicative of any separation pay, including the payment of salary-based guaranteed compensation, or benefits provided to a Participant pursuant to any Other Severance Arrangement. If an eligible Employee transferred to the U.S. from a foreign Affiliate, the severance payment provided under the Plan shall be reduced (but not below the minimum benefit for the Employee’s pay grade at the time of the Employee’s termination of employment) by the amount of any severance or separation pay and benefits and/or salary-based guaranteed compensation payments the Employee previously received under the terms of any Other Severance Arrangement as a result of the Employee’s transfer to the U.S. In addition, the severance payment provided under the Plan shall be reduced (but not below zero) by the amount of any severance or separation pay and benefits and/or salary-based guaranteed compensation payments provided for as of the Employee’s termination of employment under the terms of any Other Severance Arrangement.

Definitions

For purposes of calculating the severance pay set forth above, the following definitions will apply:

Week of Pay

A Week of Pay for exempt and nonexempt Employees is defined as follows:

1.Exempt Employees:

Current bi-weekly base salary (or average of prior 26 bi-weekly equivalents for commissioned Employees or commission plus base) x 26 (pay periods per year) divided by 52 (weeks).

Base salary shall include employee contributions to a Company-sponsored 401(k) plan and nonqualified plans, and contributions to a health savings account or a health care or dependent care spending account under any Company-sponsored flexible benefit plan.

2. Nonexempt Employees:

The current hourly base rate (or the equivalent hourly rate in the case of salaried Employees) multiplied by the normally scheduled number of work hours per week or 40 hours, whichever is less.

If a nonexempt Employee is paid at more than one hourly rate, the “current hourly base rate” is determined by calculating a weighted average of all hourly rates on which the Employee’s earnings were based for the 30-day period immediately preceding the effective date of the termination.

Service

Service is all years and months of service credited to the Employee from the Employee’s most recent hire date and while employed on a full-time or part-time basis, by the Company or any of its Affiliates that participate in the Plan, as those terms are defined in the “Eligible Employees” section.

Senior Executive

A Senior Executive is an Employee who is a direct report to Chief Executive Officer or an Employee who has been expressly designated in writing as a Senior Executive for purposes of the Plan by the Compensation & Talent Management Committee.

Other Severance Arrangement

An Other Severance Arrangement is (i) any written employment, severance, consulting or similar agreement (including an offer letter) to which the applicable Participant and the Company are party (other than the Plan); (ii) any other severance plan, policy or arrangement in which the Participant participates, including any change in control policy that covers the Participant; (iii) any statutory severance scheme applicable to the Participant, including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988; and (iv) any similar state or local statute to the extent not preempted by ERISA. For clarity, the Company’s qualified and non-qualified retirement plans are not considered Severance Arrangements for purposes of this paragraph and amounts payable under this Plan shall not be reduced as a result of amounts payable under such qualified and non-qualified retirement plans.

VACATION PAY, ACCRUED BONUS AND STOCK OPTIONS

No additional vacation days or PTO will accrue after the Employee’s severance date. The Employee will be entitled to receive any accrued but unused vacation/PTO pay as of the Employee’s severance date per the vacation/PTO policy. Vacation pay/PTO cannot be used to extend an Employee’s employment beyond the ultimate date established by the Company as the date of the Employee’s termination of employment.

An Employee may be eligible, at the Company’s sole discretion, to receive an AIP bonus for the year in which the Employee’s severance date occurs, prorated for the number of calendar days in the year before the date of Employee’s termination of employment. No bonus accrual is possible after an Employee’s termination of employment. Any bonus paid to an Employee who has received a severance payment under the Plan will be calculated according to the terms of the AIP. Any bonus awarded to the Employee will be paid in the month of March following the year in which termination of employment occurred.

The treatment of any eligible Employee’s stock options, restricted stock awards, restricted stock unit awards, performance stock unit awards will be governed by the terms and conditions of those awards as provided by the applicable plan documents.

Employees who have received severance payments under this Plan are not considered eligible for new awards with respect to stock options, restricted stock awards, restricted stock unit awards, or performance stock unit awards.

BENEFITS

Health Insurance

An Employee who has received a severance payment will no longer be eligible for medical, dental, prescription drug and vision coverage, effective as of the date of termination of employment. Such Employees and their eligible dependents, can continue their coverage in these benefits under the federal law known as “COBRA.” The Employee and any eligible dependents will only be required to pay the monthly premium or contribution rate for the coverage applicable to “active” Employees during the number of weeks immediately following the Employee’s termination of employment that corresponds to weeks of pay used for determining the amount of the Employee’s severance payment (not to exceed 18 months). No employer contribution to a health savings account will be made for an Employee following the Employee’s termination of employment. Employees will be eligible for Employee Assistance Program (“EAP”) services during the number of weeks immediately following the Employee’s termination of employment that corresponds with the weeks of pay used for determining the amount of the Employee’s severance payment (not to exceed 18 months), to the extent those services are provided by the Employer and otherwise in accordance with the terms of the relevant EAP plan.

Life Insurance and Voluntary Programs

Employee may be eligible to continue basic and supplemental life insurance benefits following his or her termination of employment by purchasing an individual conversion policy, subject to the terms of the applicable policy. Employees should contact the insurance carrier for information regarding individual conversion policies.

Disability Benefits

Coverage under the Company’s disability programs ends as of the Employee’s termination of employment. However, if an eligible Employee incurred a disability, as defined under the short-term disability program that applies to the Employee, before the Employee’s termination of employment and qualifies for benefits under that short-term disability program, the Employee may receive benefits pursuant to the terms of that program.

In addition, if an eligible Employee incurred a disability, as defined under the long-term disability program that applies to the Employee, before the Employee’s termination of employment and later qualifies for benefits under that long-term disability program, the former Employee may receive benefits pursuant to the terms of that program as long as the former Employee remains disabled under the terms of that program.

Financial Planning Services

Employer-provided financial planning services will end as of the Employee’s termination of employment; however, if the Employee was eligible for those services prior termination of employment, tax preparation benefits will extend throughout the calendar year in which the termination of employment occurred.

Tuition Reimbursement

Under the Kellanova tuition reimbursement program, an Employee will be eligible for reimbursement for eligible courses that started prior to the Employee’s termination of employment up to the maximum allowed under the program and otherwise in accordance with the terms of the program.

Other Benefits

Unless otherwise provided in this document or with the written approval of the Company’s Chief Human Resources Officer and Chief Legal Officer, all other coverage in policies, programs, plans and perquisites will end as of the Employee’s termination of employment.

ACTIVE PLACEMENT ASSISTANCE

Active placement assistance will be provided to an eligible Employee. The duration of such assistance is based upon the Employee’s then-current pay grade, as of the date of the Employee’s termination of employment, as set forth below:

1.Level 1 - 2: one month of active placement assistance.2

2.Level 3: three months of active placement assistance.

3.Level 4 - 5: six months of active placement assistance.

4.Level 6+: nine months of active placement assistance.

5.Senior Executives and Chief Executive Officer: 12 months of active placement assistance.

2 Level 1-2 includes all non-union hourly employees who have not otherwise been specifically designated a level.

SEVERANCE BENEFITS CONTINGENT UPON UNREVOKED SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

Before the payment of severance, an eligible Employee will be given the Severance Agreement and Release of Claims that is described in the section above called “Conditions for Severance Benefits.” The Employee will be informed of the deadline for signing and returning the Severance Agreement and Release of Claims to the Company and of any applicable revocation period.

The entitlement to any severance payment under this Plan is contingent upon the Employee’s submission of an executed and unrevoked Severance Agreement and Release of Claims. Therefore, if an Employee fails to submit a signed Severance Agreement and Release of Claims to the Company, or submits a signed Severance Agreement and Release of Claims but later revokes it within the revocation period, no severance payment will be paid to the Employee.

Other Obligations

Any obligations or duties of an eligible Employee pursuant to any other agreement with the Company will be governed solely by the terms of that agreement and will not be affected by the terms of the Plan.

GENERAL PROVISIONS

Integration, Offsets and Taxes

All amounts owed by the Employee to the Company under any program or policy, including but not limited to, bridge loan repayments, personal charges on Company-provided credit cards, vacation overpayments, short-term disability overpayments, amounts due under relocation and tax equalization policies, or any other debts, may, at the Company’s sole discretion, be deducted from the severance payment in satisfaction of the amount the Employee owes the Company under such policies, subject to the limitations of any state wage deduction statute.

Severance pay is subject to federal and state taxes and local taxes if required, at the applicable rate.

Payment of Benefits in Case of Incompetency

If an Employee entitled to severance pay becomes physically or mentally incapable of receiving or acknowledging payment of such benefit, the Committee, upon receipt of satisfactory evidence of such legal incapacity may, in its sole discretion, cause such severance payment to be paid to some other person, persons, or institution on behalf of the Employee.

Payment of Benefits in Case of Death

In the event that an eligible Employee dies after signing a Severance Agreement and Release of Claims which has not been revoked by the Employee prior to death, but before receipt of the severance payment to which he or she was entitled under the Plan, a lump-sum payment of the severance pay will be distributed to the estate of the Employee. If, however, an otherwise eligible Employee dies prior to signing a Severance

Agreement and Release of Claims, no severance pay will be paid to the estate of the Employee or to anyone else.

Assignment of Benefits

Any assignment of all or part of an eligible Employee’s severance pay is void under the terms of the Plan. For example, creditors cannot claim an Employee’s severance pay to satisfy such his or her debts. In addition, an Employee cannot give, sell, assign, pledge or otherwise transfer his or her severance pay to someone else or use it as collateral for a loan.

Governing Law

Except to the extent superseded by ERISA, the laws of the State of Michigan, other than its laws regarding choice of law, will be controlling in all matters relating to the Plan.

PLAN COSTS

Kellanova and its Affiliates pay the cost of providing benefits under the Plan out of their general assets. There is no cost to the Plan participants.

PLAN AMENDMENT AND TERMINATION

Kellanova reserves the right to amend or terminate the Plan at any time, by written resolution of its Board of Directors or by both the Chief Legal Officer and the Chief Human Resources Officer of Kellanova, each of which has been delegated this authority in the Benefit Plan Transactions Resolution of the Board of Directors dated April 29, 2005.

The Plan may be amended in any way, including, but not limited to, changing the amount of severance benefits that an Employee may receive, even if the amendment reduces, in whole or in part, or terminates an amount of severance benefits, or excludes one or more classes of individuals from coverage under the Plan. Except as expressly authorized by the Plan or the Committee, in any action causing the termination of any severance benefits or the entire Plan, no further severance benefits will be provided other than for terminations occurring before the date of such action. Notice of a Plan amendment or termination may, but need not, be given unless required by law.

At any given time, amendments to the Plan may have been adopted by Kellanova that have not yet been reflected in this written document. In addition, from time to time the Committee may evidence the exercise of discretion on Plan matters in the form of written “Administrative Rulings.” Copies of any such ruling will also be sent to you if you send a written request for them addressed to the Committee. The Committee may assess a reasonable charge to provide any requested copies.

HOW THE PLAN IS ADMINISTERED

Committee

The Plan is administered by the Kellanova ERISA Administrative Committee (Committee). In its role as Plan Administrator, the Committee must administer the Plan in a uniform and non-discriminatory manner, and in accordance with its terms. The Committee will have full power to administer the Plan in all of its details. From time to time as it deems necessary or advisable for effective Plan administration, the Committee may appoint a sub-committee or individuals to act as its representatives in matters affecting the Plan. The Committee’s powers will include, but will not be limited to, the following authority, in addition to all other powers provided by the Plan:

1.To make, enforce, amend or rescind such rules and regulations as the Committee deems necessary or proper for the efficient administration of the Plan;

2.To interpret the Plan, with the Committee’s interpretations thereof to be final and conclusive on all persons claiming benefits under the Plan;

3.To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan and to receive benefits provided under the Plan;

4.To authorize the payment of benefits; and

5.To appoint such agents, counsel, accountants, consultants, and actuaries as may be required to assist in administering the Plan.

The Company’s Chief Human Resources Officer and the Company’s Chief Legal Officer may together, in their sole discretion, grant exceptions to the Plan. For avoidance of doubt, in the event such an exception is granted, the Company may require changes to any other Company benefit or Employee obligation, including but not limited to withholding from an Employee, any other Company retirement benefit (e.g., retiree healthcare), or extending non-compete or non-solicitation obligations.

Claims

Claims for benefits under the Plan must be submitted in writing to the EPIC Service Center or the Committee within 60 days of the effective date of the claimant’s last day worked (or, if later, the date on which the claim arose). The Committee will provide written notice to any claimant within 60 days of the date a claim is filed if such claim for benefits hereunder has been denied. The Committee’s 60-day determination period may be extended under certain circumstances. Any notice of adverse benefit determination under the Plan will state the specific reason(s) for determination; reference specific Plan provision(s) on which the determination is based; describe additional material or information necessary to complete the claim and why such information is necessary, describe Plan procedures and time limits for appealing the determination, and the claimant’s right to obtain information about those procedures and the right to sue in federal court; and disclose any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination (or state that such information will be provided free of charge upon request).

If a claim is denied in whole or in part, the claimant may request a review of the claim by the Committee by filing with or mailing to the Committee a written request within 60 days after the claim has been denied. A claimant will have the opportunity to submit written comments, documents, or other information in support of his or her appeal. A claimant will have access to all relevant documents as defined by applicable U.S. Department of Labor regulations. The review of an adverse benefit determination will take into account all new information, whether or not presented and available at the initial determination. No deference will be afforded to the initial determination.

The claimant will receive a fair review of the claim by the Committee and be advised in writing of the disposition of the claim within 60 days after the request for review. Under special circumstances, a 60-day extension may be requested by the Committee, in which case the claimant will be notified in writing. If an extension is necessary due to the claimant’s failure to submit the information necessary to decide the appeal, the notice of extension will specifically describe the required information, and the claimant will be afforded at least 60 days from receipt of the notice to provide the specified information. If the claimant delivers the requested information within the time frame specified, the 60-day extension of the appeal period will begin after the claimant has provided such information. If the claimant fails to provide the requested information within the time frame specified, the Committee may decide the claimant’s appeal without that information.

Limitation on Legal Actions

No person may bring any legal or equitable action to recover benefits under the Plan, prior to a final determination under the claims review procedures, or after the expiration of one year from the date of the final determination.

No person may bring any legal or equitable action to recover benefits under the Plan except in federal district court in the Western District of Michigan.

Severability

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provisions of the Plan and will be construed and enforced as if such provision had not been included herein.

No Right to Employment

Nothing in the Plan will be construed as giving any person the right to be retained in the employment of Kellanova or any of its Affiliates.

Compliance With Certain Tax Laws

Payments and benefits under this Plan are intended to be exempt from or comply with the Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”); accordingly, to the maximum extent permitted, this Plan will be interpreted to be exempt from or in compliance therewith. Specifically, whether an eligible Employee has a “termination of employment” for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment is determined by reference to whether the eligible Employee has had a “separation from service” under Section 409A. For purposes of Section 409A, an eligible Employee’s right to receive any installment payments pursuant to this Plan is treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company. To the extent that reimbursements or other in-kind benefits under this Plan constitute “nonqualified deferred compensation” for purposes of Section 409A, (a) all expenses or other reimbursements hereunder will be made on or before the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (b) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

STATEMENT OF ERISA RIGHTS

As a participant in the Plan, Employees are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

1.Examine, without charge, at the Committee’s office and at other specified locations, such as work sites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration, and

2.Obtain, up on written request to the Committee, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Committee may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Plan participants. No one, including the Company or any other person, may fire an Employee or otherwise discriminate against an Employee in any way to prevent an Employee from obtaining a benefit or exercising the Employee’s rights under ERISA.

If an Employee’s claim for a benefit is denied or ignored, in whole or in part, the Employee has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an Employee can take to enforce the above rights. For instance, if an Employee requests a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, the Employee may file suit in a Federal court. In such a case, the court may require the Committee to provide the materials and pay the Employee up to $110 a day until the Employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Committee. If an Employee has a claim for benefits that is denied or ignored, in whole or in part, the Employee may file suit in a state or federal court.

If an Employee is discriminated against for asserting his rights, the Employee may seek assistance from the

U.S. Department of Labor or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Employee is successful, the court may order the person he has sued to pay these costs and fees. If the Employee loses, the court may order the Employee to pay these costs and fees; for example, if it finds the claim is frivolous.

If an Employee has any questions about the Plan, he should contact the Committee. If an Employee has any questions about this statement or about his rights under ERISA, he should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in his telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefit Security Administration,

U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Employees may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefit Security Administration.

IMPORTANT INFORMATION ABOUT YOUR SEVERANCE PLAN

Name of Plan      Kellanova Severance Benefit Plan

Type of Plan     The Plan is a welfare benefit plan providing specified     severance                                 benefits.

Employer Identification No. 38-3020060

Plan Number 701

Plan Sponsor Kellanova

Plan Administrator ERISA Administrative Committee Attn: GBS KNA Benefits
5300 Patterson Ave, SE, Suite 200 Grand Rapids, MI 49512
Phone 1-877-694-7554

Agent for Service of Legal Process    Service of legal process may be served upon the Committee.

Plan Records The fiscal records of the Plan are kept on a plan year basis, January 1 – December 31.

AMENDED AND RESTATED KELLANOVA SEVERANCE BENEFIT PLAN

This Plan is hereby amended and restated as set forth in the attached document. This restatement is effective October 1, 2024.

By: /s/ Todd Haigh
Todd Haigh
Chief Legal Officer
Date: 9/30/2024

By: /s/ Melissa Howell
Melissa Howell
Chief Human Resources Officer
Date: 9/30/2024